Exhibit 10.16

EXECUTION VERSION

SECURITY ASSIGNMENT AGREEMENT

(SICHERUNGSZESSIONSVERTRAG)

dated 2 October 2019

between

Allego GmbH

as Assignor

and

Société Générale

as Security Agent

Ref: L-277024/MTS/FNR

Linklaters LLP

THIS SECURITY ASSIGNMENT AGREEMENT (the “Agreement”) is dated 2 October 2019 and made between:

(1)

Allego GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, having its registered seat at Stralauer Platz 34, 10243 Berlin, Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg under HRB 155351 B, as assignor (the “Assignor”); and

(2)

Société Générale, a société anonyme incorporated under the laws of France, having its registered seat located at 29 boulevard Haussmann, 75009 Paris, France and registered with the trade and companies registry (registre du commerce et des sociétés) of Paris under number 552 120 222, as assignee (the “Security Agent”).

The Assignor and the Security Agent are hereinafter referred to as the “Parties”, and each a “Party”.

Preamble

(A)

By a facility agreement dated 27 May 2019, as amended, modified or supplemented from time to time (including, but not limited, by way of amendment letters dated 26 June 2019 and 28 August 2019) (the “Facility Agreement”), Société Générale as agent, Kommunalkredit Austria AG and Société Générale as mandated lead arrangers, the Security Agent as security agent and the lenders named therein (together the “Finance Parties”) have agreed to provide to Allego B.V. and Allego Innovations B.V as borrowers (the “Borrowers”) a term loan facility in the aggregate amount of EUR 150,000,000 (including the option to increase the total commitments by an EUR 30,000,000 accordion facility (the “Accordion Increase Option”)),such facility being guaranteed by Allego Holding Holding B.V. and the Borrowers as original guarantors (the “Original Guarantors”, and together with the Borrowers and any future borrower and/or future guarantor acceding to the Facility Agreement in any such capacity, the “Obligors”).

(B)

On 27 May 2019, inter alios, the Finance Parties, Opera Charging B.V. as parent, Madeleine Charging B.V. as subordinated creditor and the Borrowers as original debtors have entered into an intercreditor agreement regarding their respective claims under the Facility Agreement (the “Intercreditor Agreement”).

(C)

On 27 May 2019, the Original Guarantors as debtors and the Security Agent as agent and security agent have entered into a parallel debt agreement (the “Parallel Debt Agreement”), the terms of which provide for a separate and independent obligation of any Obligor to pay to the Security Agent an amount which will be equal at any time to the aggregate of all amounts owed at such time by that Obligor under the Secured Documents (as defined below) to any Finance Party.

The Parallel Debt Agreement, the Facility Agreement, the Intercreditor Agreement, any fee letter, any accession letter, each utilisation request, any resignation letter, each security document entered into in connection with the Facility Agreement and any other document entered into in connection with the afore-mentioned documents are together referred to as the “Secured Documents”.

(D)

Under an accession deed dated on or about the date of this Agreement, the Assignor has acceded to the Facility Agreement as additional guarantor and to the Intercreditor Agreement and the Parallel Debt Agreement as additional debtor.

(E)	It is a condition precedent under the Facility Agreement to the Finance Parties making the credit facility available to the Borrowers that the Assignor enters into this Agreement.

(F)	It is the intention of the Assignor to secure all claims of the Finance Parties under the Secured Documents by way of an assignment for security of certain receivables.

(G)	The Security Agent will hold and administer the security created under this Agreement for the benefit of the Finance Parties subject to the terms of the Intercreditor Agreement.

It is agreed as follows:

Capitalised terms used herein and not otherwise defined shall have the meaning assigned to them in the Facility Agreement or the Intercreditor Agreement, as the case may be.

In this Agreement

“Material Commercial Agreements” means each commercial agreement between the Assignor and a third-party as set out in Annex 1 (List of Material Commercial Agreements) of this Agreement and as notified to the Security Agent pursuant to Clause 6.1 (Semi-annually Reports) in relation to the Group’s core business which is generating annual revenues (individually per contract) of more than EUR 3,000,000 per Financial Year or lifetime revenues (individually per contract) of more than EUR 10,000,000.

“Structural Intercompany Loan” means any intercompany loan(s) made available from time to time by the Assignor to any of its Subsidiaries as set out in Annex 2 (List of Structural Intercompany Loans) and as notified to the Security Agent pursuant to Clause 6.1 (Semi-annually Reports) for an individual amount or aggregate amount of more than:

(a)	in relation to any intercompany loan(s) made to any such Subsidiary on or before 31 December 2019, EUR 3,000,000 (individually or in aggregate); and

(b)	in relation to any intercompany loan(s) made to any such Subsidiary thereafter, EUR 2,000,000 (individually or in aggregate).

1	Assignment

1.1	Assignment of Receivables

In order to secure all claims of the Finance Parties as described in Clause 1.6 (Secured Claims) below, the Assignor hereby assigns for security purposes (Sicherungsabtretung) to the Security Agent for the Finance Parties:

1.1.1

all present and future rights and monetary claims of the Assignor arising from the delivery of goods and rendering of services including any service fee receivables and development fee receivables against its customers arising under any Material Commercial Agreements; and

1.1.2	all present and future rights and claims of the Assignor against any of its Subsidiaries arising under or in connection with Structural Intercompany Loans.

1.2	Current accounts

1.2.1

If there is a genuine or non-genuine current account relationship (echtes oder unechtes Kontokorrentverhältnis) between the Assignor and any third party debtor relating to the claims assigned under Clause 1.1 (Assignment of Receivables) or if such relationship is entered into at any time after the date of this Agreement, the Assignor hereby assigns to the Security Agent (i) its right to terminate such current account relationship and (ii) the right to determine the present balance.

1.2.2	The Assignor shall be authorised to exercise these rights alone, subject to the provisions of this Agreement, unless and until the Security Agent revokes such authorisation.

1.2.3

The Security Agent may revoke such authorisation and exercise the rights referred to above under the same conditions under which it may revoke the authorisation under Clause 2.1 (Authorisation to collect) in accordance with Clause 2.3 (Revocation).

1.3	Payment by cheque or bill of exchange

If a payment in respect of any of the claims assigned under Clause 1.1 (Assignment of Receivables) is rendered by way of cheque (Scheck) or bill of exchange (Wechsel), the Assignor hereby assigns to the Security Agent for security purposes all rights and claims arising from that cheque or bill of exchange. Physical delivery of such cheque or bill of exchange shall be replaced by the Assignor’s obligation to hold it in safe custody (Verwahrung) for the Security Agent or, if the Assignor does not obtain actual possession of such cheque or bill of exchange, the Assignor hereby assigns to the Security Agent its right to physical delivery against a third party (Abtretung des Herausgabeanspruches) in respect of that cheque or bill of exchange.

1.4	Retention of title

1.4.1

If any claims assigned under Clause 1.1 (Assignment of Receivables) are subject to an extended retention of title arrangement (verlängerter Eigentumsvorbehalt) the assignment of such claims shall become effective only upon the expiration of such extended retention of title arrangement. If any claims assigned under Clause 1.1 (Assignment of Receivables) are only partly subject to an extended retention of title agreement only the assignment of the part that is subject to the extended retention of title agreement shall become effective only upon the expiration of such extended retention of title arrangement, whereas the assignment of the part that is not subject to the extended retention of title agreement shall become effective in accordance with Clause 1.8 (Effect) of this Agreement.

1.4.2

The Assignor assigns to the Security Agent all claims for re-assignment of claims assigned to a supplier in connection with such an extended retention of title agreement together with any possible inchoate right (Anwartschaftsrecht) with respect to the assignment of claims assigned under Clause 1.1 (Assignment of Receivables) which is subject to a dissolving condition (auflösende Bedingung). The Assignor also assigns to the Security Agent all claims to the transfer of proceeds paid out to the supplier and all rights in connection thereto. The Security Agent is authorised but not obliged to discharge the extended retention of title arrangement in paying the relevant amount to the respective supplier.

All present claims assigned under Clause 1.1 (Assignment of Receivables), Clause 1.2 (Current accounts), Clause 1.3 (Payment by cheque or bill of exchange) or Clause 1.4 (Retention of title) are referred to hereinafter as the “Present Receivables”, all future claims assigned under Clause 1.1 (Assignment of Receivables), Clause 1.2 (Current accounts), Clause 1.3 (Payment by cheque or bill of exchange) or Clause 1.4 (Retention of title) are referred to hereinafter as the “Future Receivables”. Together, the Present Receivables and the Future Receivables are hereinafter referred to as the “Receivables”.

1.5	Ancillary rights

The assignment of Receivables extends to ancillary rights and claims to and substitutes (surrogate) for any of the Receivables, as well as any right deriving from the underlying contractual or other relationship on which such Receivable is based including without limitation to unilateral rights (Gestaltungsrechte) of the Assignor. To the extent that any such ancillary rights are not assignable as a matter of law, the Assignor hereby grants power of attorney to the Security Agent to exercise these rights upon the occurrence of an Enforcement Event (as defined in Clause 7.1 (Enforcement Event) below).

1.6	Secured Claims

1.6.1

The assignment of Receivables under this Agreement and every other transferred right under this Agreement shall secure all present and future claims (including conditional (bedingt) and time-limited (befristet) claims) of the Finance Parties against any Obligor arising:

(i)	under the Secured Documents;

(ii)

under the Secured Documents each as increased (including by way of increase of the margin or existing facilities or by including new facilities (including by way of the Accordion Increase Option)) or extended (in particular by way of extension of the maturity) from time to time; and

(iii)

in connection with the Secured Documents (including by way of increase of the margin or existing facilities or by including new facilities) or extended (in particular by way of extension of the maturity) from time to time).

1.6.2

The claims described in paragraph 1.6.1 above are hereinafter referred to as the “Secured Claims”. The Secured Claims shall include in particular any claims for the payment of principal, interest, costs, fees and damages based on contract, unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

1.7	Acceptance of assignment

The Security Agent hereby accepts the assignment of the Receivables.

1.8	Effect

The Present Receivables shall pass to the Security Agent upon the conclusion of this Agreement. Each Future Receivable shall pass to the Security Agent on the date on which such Future Receivable comes into existence.

2	Authorisation to collect, disposal of Receivables

2.1	Authorisation to collect

The Security Agent hereby authorises the Assignor to collect the Receivables within the Assignor’s ordinary course of business (gewöhnlicher Geschäftsbetrieb) and with the care of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns), as well as to take all necessary measures related thereto either itself or through any reputable collection agency.

2.2	Authorisation to disposal of Receivables (Factoring)

Subject to Clause 2.3 (Revocation) below, the Assignor shall be free to sell or dispose of the Receivables:

2.2.1	pursuant to a factoring agreement on a non-recourse basis (echtes Factoring); or

2.2.2	pursuant to a factoring agreement on a recourse basis (unechtes Factoring).

For the avoidance of doubt, the authorisation of the Assignor set out in this Clause 2.2 (Authorisation to Disposal of Receivables (Factoring)) is an authorisation to dispose within the meaning of § 185 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”) (Ermächtigung aufgrund Einwilligung des Berechtigten).

2.3	Revocation

The Security Agent may revoke the authorisation under Clause 2.1 (Authorisation to collect) and Clause 2.2 (Authorisation to disposal of Receivables (Factoring)) upon the occurrence of an Enforcement Event (as defined in Clause 7.1 (Enforcement Event) below).

3	Notification of assignments

3.1

Promptly, and in any event not later than 10 business days after execution of this Agreement, the Assignor will deliver to the Security Agent three (3) blank notice forms duly signed by an authorised signatory of the Assignor who is registered as director (Geschäftsführer) of the Assignor in the commercial register substantially in the form attached hereto as Annex 3 (Form of Blank Notice) on its own letterhead to allow notification of the assignment of Receivables to the respective third party debtors of the Receivables (the “Debtors”) in accordance with Clause 7.2.1 (Collection) below.

3.2

The Security Agent is hereby irrevocably authorised to prepare photocopies of that form, complete that form or photocopy by including addresses, invoice numbers, amounts and other details and to use such form to notify any Debtor.

3.3	The right of the Security Agent to effect the notification in any other way remains unaffected.

4	Representations

The Assignor represents to the Security Agent that:

4.1	all Present Receivables are governed by German law; and

4.2	all information included in this Agreement regarding the Present Receivables and the Assignor is correct and complete.

5	Undertakings

The Assignor undertakes:

5.1

not to assign or transfer in any other way any of the Future Receivables to a third party unless so required under an extended retention of title agreement (verlängerter Eigentumsvorbehalt) in the ordinary course of the Assignor’s business;

5.2

not to take, or participate in, any action or omit to take any action which impairs, or which would for any other reason be inconsistent with, the security interest of the Security Agent or the security purpose as described in Clause 1.6 (Secured Claims) or which would have an adverse effect on the rights of the Security Agent under this Agreement;

5.3	not to agree to any other agreement adversely affecting the assignability of any of the Receivables or that will subject any of the Receivables to any law other than German law; and

5.4

to the extent collateral has been provided as security for the Receivables (including any retention right (Eigentumsvorbehalt) of the Assignor) which will not be acquired by the Security Agent by operation of law, to transfer any such collateral to the Security Agent promptly upon request of the Security Agent.

6	Information

6.1	Semi-annually Reports

6.1.1

The Assignor shall no later than 15 Business Days after the last day of each calendar half-year (being 30 June and 31 December) or upon reasonable request of the Security Agent at more regular intervals upon the occurrence of an Event of Default provide to the Security Agent a list of all Receivables outstanding as at the last day of the period to which such list relates (the “Reports”).

6.1.2

Unless otherwise agreed between the Assignor and the Security Agent, the Reports must be in the form of Annex 1 (List of Material Commercial Agreements) and Annex 2 (List of Structural Intercompany Loans) of this agreement and include the name and address of all of the Debtors, the amount owed by each Debtor and the date of the underlying Material Commercial Agreement or Structural Intercompany Loan, as the case may be, and the due date with regard to each Receivable.

6.1.3	For the avoidance of doubt, the assignment of Receivables under this Agreement shall be effective irrespective of whether the relevant Receivable has been included or accurately described in a Report.

6.2	Data processing services

6.2.1

If the Assignor has entered into a contract for bookkeeping or data processing services relating to the Receivables with a third party (the “Service Provider”), the Assignor will either ensure that the information kept or processed by the Service Provider is included in the Reports or that the Service Provider submits the complete Reports to the Security Agent to satisfy the Assignor’s obligations under Clause 6.1 (Quarterly Reports) on behalf and at the expense of the Assignor.

6.2.2

The Assignor hereby authorises the Security Agent to request any information in respect of the Receivables from the Service Provider directly. The Assignor will instruct the Service Provider, by presenting a copy of this Agreement, to comply with any information request by the Security Agent at the cost of the Assignor.

6.3	Information on request

Promptly upon reasonable request of the Security Agent, the Assignor will provide to the Security Agent all necessary information and proof and will hand over any document relating to Receivables necessary or expedient to exercise the Security Agent’s rights under this Agreement. The Security Agent will treat such information as confidential.

6.4	Information in electronic form

The Assignor will be entitled to fulfil its information obligations under Clause 6.1 (Quarterly Reports), 6.2 (Data processing services) and 6.3 (Information on request) above by providing information in electronic form, provided that such information can be read with the Security Agent’s standard office software.

6.5	Information on attachment

The Assignor will promptly inform the Security Agent in writing if the Security Agent’s rights under this Agreement are endangered by attachment (Pfändung) or if any other circumstances arise which might materially impair the rights of the Security Agent. In the event of an attachment, the Assignor will promptly (unverzüglich) forward to the Security Agent a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Assignor will promptly inform the attaching creditor (Pfändungsgläubiger) or other third party in writing of the Security Agent’s rights under this Agreement.

7	Enforcement

7.1	Enforcement Event

If (i) the Secured Claims become due and payable in whole or in part and (ii) a Major Default has occurred or an acceleration notice under the Facility Agreement has been submitted to any Borrower or the Secured Claims become due and payable in whole or in part by operation of law in the event of the opening of insolvency proceedings in respect of a Borrower, (an “Enforcement Event”), the Security Agent is entitled to enforce its rights under this Agreement.

7.2	Procedure

7.2.1	Collection

(i)

Upon the occurrence of an Enforcement Event, the Security Agent shall be entitled to collect the Receivables by notifying the Debtors of the assignment of the Receivables under this Agreement and instructing them to pay to a designated account by the notice provided to it in accordance with Clause 3 (Notification of assignments) (or a copy thereof).

(ii)

Upon request of the Security Agent, the Assignor shall collect the Receivables on behalf of the Security Agent. The Security Agent has the right to instruct the Assignor to pay proceeds of collection to an account of the Security Agent, to procure that the Debtors pay directly to an account of the Security Agent or otherwise direct the manner of collection as the Security Agent deems appropriate.

7.2.2	Notification of enforcement

The Security Agent shall notify the Assignor seven (7) calendar days prior to any enforcement of the Receivables unless:

(i)	the Assignor or any of the Obligors generally has ceased to make payments (Zahlungseinstellung); or

(ii)	an application has been filed for the opening of insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) over the assets of the Assignor or any of the Obligors,

in which cases no notification of the Assignor will be required.

7.3	Selection

The Security Agent may, at its sole discretion, determine which of several security interests (persönliche oder dingliche Sicherheiten), created under this Agreement or other agreements shall be realised to satisfy the Secured Claims.

7.4	Assistance

The Assignor will render all assistance which the Security Agent considers necessary or expedient in order to facilitate the enforcement of the Receivables in the event the Security Agent seeks the enforcement of the Receivables in accordance with the terms of this Agreement and the statutory provisions.

7.5	Dealing with Debtors

The Security Agent shall be entitled to enter into such agreements and take other steps with any of the respective Debtors as the Security Agent considers necessary and, in particular, shall be entitled to accept deferred payments and discounts and to enter into compromises or arrangements with any of the Debtors.

7.6	Application of proceeds

The Security Agent will use any proceeds received from any enforcement of the Receivables for the settlement of the Secured Claims. Any amount exceeding the Secured Claims will be paid to the Assignor upon complete and irrevocable satisfaction of all Secured Claims.

7.7	Recourse claims

The Assignor undertakes vis-à-vis the Security Agent not to seek satisfaction for any recourse claim it may have against any Obligor as a result of the enforcement of the assignment under this Agreement or any payment made by the Assignor in respect of any Secured Claims unless and until all Secured Claims have been fully and finally discharged.

7.8	Limitation on enforcement

Notwithstanding anything to the contrary in this Clause 7(Enforcement), the liability of a Assignor incorporated or established in Germany as a limited liability company (GmbH) or a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) (a “German Assignor”) in its capacity as Assignor shall be subject to the following:

In this Clause 7.8 (Limitation on enforcement)

“Net Assets” means an amount equal to the sum of the amounts of a German Assignor’s (or, in case of a GmbH & Co. KG, its general partner’s) assets (consisting of all assets which correspond to the items set forth in section 266 para 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch – HGB)) less the aggregate amount of such German Assignor’s (or, in case of a GmbH & Co. KG, its general partner’s) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 para 3 B, C, D and E HGB), save that any obligations (Verbindlichkeiten) of the German Assignor (and, in case of a GmbH & Co. KG, of its general partner)

(i)

owing to any member of the Group or any other affiliated company which are subordinated by law or by contract to any Financial Indebtedness outstanding under the Secured Documents (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to section 39 para. 1 no 5 or section 39 para 2 of the German Insolvency Code (Insolvenzordnung)) and including obligations under guarantees for obligations which are so subordinated; and/or

(ii)	incurred in violation of any of the provisions of the Secured Documents,

shall be disregarded.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by a German Assignor (or, in case of a GmbH & Co. KG, its general partner) in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to a German Assignor the aggregate amount of:

(i)

its (or, where the German Assignor is a GmbH & Co. KG, its general partner’s) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall (x) not be taken into account unless such increase has been effected with the prior written consent of the Security Agent (even if such increase is permitted under any of the Secured Documents) and (y) otherwise be taken into account only to the extent it is fully paid up; and

(ii)

its (or when applicable where the relevant German Assignor is a GmbH & Co. KG, its general partner’s) amount of profits (Gewinne) or reserves (Rücklagen) which are not available for distribution to its shareholder(s) in accordance with section 268 para 8 HGB.

“Up-stream and/or Cross-stream Security” means any security by way of assignment of Receivables if and to the extent the assignment secures the obligations of an Obligor which is a shareholder of a German Assignor (and/or, in the case of a GmbH & Co. KG, of its general partner) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the German Assignor and its Subsidiaries and, in the case of a GmbH & Co. KG, the general partner and its Subsidiaries), provided that it shall not constitute an Up-stream or Cross-stream Security if and to the extent the assignment of Receivables secure amounts outstanding under any Secured Document in relation to any funds or financial accommodation made available under such Secured Document to or at the request of any Borrower and on-lent or otherwise passed on to, or issued for the benefit of, a German Assignor or any of its Subsidiaries (and, where a German Assignor is a GmbH & Co. KG, to, or for the benefit of, its general partner or any of its Subsidiaries) and outstanding from time to time, provided that the Security Agent has waived with binding effect on the Finance Parties any provision of any Secured Document restricting the right to set-off (aufrechnen; verrechnen) any recourse, indemnification, sharing of losses or other compensation claim against such lending member of the Group which the German Assignor may have with its loan obligation towards such lending member of the Group, in order and to the extent required to allow for the settlement or discharge of such loan obligation arising out of the on-lending vis-à-vis such lending member of the Group.

7.8.1	This Clause 7.8 (Limitation on enforcement) applies if and to the extent the assignment of Receivables is made by a German Assignor and is an Up-stream and/or Cross-stream Security.

7.8.2	The Security Agent agrees that the enforcement of the assignment of Receivables made by a German Assignor shall be limited if and to the extent that:

(i)	the assignment constitutes an Up-stream and/or Cross-stream Security; and

(ii)	the enforcement of the assignment would otherwise

(a)

have the effect of reducing the relevant German Assignor’s (or, where the German Assignor is a GmbH & Co. KG, its general partner’s) Net Assets to an amount that is lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital or, if the amount of the Net Assets is already lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital, cause the Net Assets to be further reduced; and

(b)

thereby give rise to a violation of the capital maintenance requirement as set out in section 30 para. 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung), provided that the relevant German Assignor has complied with its obligation to deliver the Management Determination (as defined below) and the Auditor’s Determination (as defined below), in each case together with an up-to-date balance sheet, in accordance with the requirements set out in paragraphs 7.8.3 and 7.8.4 below.

7.8.3

Within 10 Business Days after the notification of enforcement pursuant to Clause 7.2.2 (Notofication of enforcement) above by the Security Agent, the relevant German Assignor shall provide a certificate signed by its managing director(s) (Geschäftsführer) confirming in writing (x) if and to what extent the enforcement is an Up-stream and/or Cross-stream Security and (y) whether an enforcement of the assignment would have the effects referred to in paragraph 7.8.2(ii) above (the “Management Determination”). Such confirmation shall comprise an up-to-date balance sheet of the German Assignor (and, in the case of a GmbH & Co. KG, its general partner) and a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and the Protected Capital of the German Assignor (or, in the case of a GmbH & Co. KG, its general partner). The enforcement of the assignment shall be unlimited up to an amount which, pursuant to the Management Determination, would not cause the effects set out in paragraph 7.8.2(ii) above (irrespective of whether or not the Security Agent agrees with the Management Determination).

7.8.4

If the Security Agent (acting on the instructions of the Majority Lenders) disagrees with the Management Determination, it may within twenty (20) Business Days of its receipt request the relevant German Assignor to deliver, at the German Assignor’s own cost and expense, within 25 Business Days of such request an up-to-date balance sheet of the German Assignor (and, in the case of a GmbH & Co. KG, of its general partner), drawn-up by a firm of auditors appointed by the German Assignor in consultation with the Security Agent, together with (x) a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and the Protected Capital of the German Assignor (or, in the case of a GmbH & Co. KG, its general partner) (the “Auditor’s Determination”), (y) a confirmation if and to what extent the enforcement of the assignment is an Up-stream and/or Cross-stream Security and (z) whether an enforcement of the assignment would had the effects referred to in paragraph 7.8.2(ii) above. The enforcement of the assignment shall be unlimited up to an amount which, pursuant to the Auditor’s Determination, would not cause the effects set out in paragraph 7.8.2(ii) above.

7.8.5

If the amount being enforceable pursuant to the Auditor’s Determination is lower than the amount being enforceable pursuant to the Management Determination and, if and to the extent that the assignment of Receivables has been enforced up to the amount set out in the Management Determination, the Security Agent shall upon written demand by the German Assignor to the Security Agent repay any proceeds from the enforcement of the assignment already received by the Security Agent to the German Assignor in an amount equal to the difference between the amount enforceable pursuant to the Management Determination and the amount enforceable pursuant to the Auditor’s Determination, provided that such demand for repayment is made by the relevant German Assignor to the Security Agent within one month after the Auditor’s Determination has been delivered as required by Clause 7.8.3 above.

7.8.6	The limitation in Clause 7.8.2 above shall not apply if:

(i)

a domination and/or profit and loss pooling agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) is in force between the German Assignor (with the German Assignor as dominated entity) and the relevant primary obligor or a holding company of the relevant primary obligor (or an uninterrupted chain of domination agreements in force between the German Assignor (with the German Assignor as dominated entity) and the relevant primary obligor or a holding company of the relevant primary obligor) whose obligations and liabilities are secured, except where the existence of such domination and/or profit and loss agreement does not prevent the assertion or enforcement of the assignment of Receivables from having the effects referred to in paragraph 7.8.2(ii) above; or

(ii)	if and to the extent that the relevant German Assignor has a fully recoverable recourse claim (Gegenleistungs- und Rückgewähranspruch).

7.8.7

No reduction of the amount enforceable pursuant to this Clause 7.8 (Limitation on enforcement) will prejudice the right of the Security Agent to continue to enforce the assignment of Receivables (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims secured.

8	Release of security interest upon satisfaction of Secured Claims

Upon complete and irrevocable satisfaction of the Secured Claims, the Security Agent will (at the Assignor’s costs) reassign the Receivables to the Assignor and will surrender the excess proceeds (Übererlöse), if any, resulting from any realisation of Receivables or part thereof to the Assignor. The Security Agent will, however, transfer Receivables or transfer the excess proceeds to a third party to the extent that it is obliged to do so by law.

9	Continuation

9.1	Continuing security

This Agreement shall create continuing security and any change or amendment whatsoever to the Secured Documents or any document or agreement relating thereto shall neither affect the validity of this Agreement nor the obligations which are imposed on the Assignor pursuant to it. The same applies, for the avoidance of doubt, in the event of a temporary expiration of the Secured Claims.

9.2	Transfer

Waiving § 418 of the BGB (applied by analogy), the Assignor agrees that the security created hereunder shall not be affected by any transfer, novation or assumption of obligations of any Obligor arising under or in connection with the Secured Documents to, or by, any third party.

9.3	Substitution of the Security Agent

The Assignor undertakes to enter into any agreement reasonably required by the Security Agent and otherwise to do whatever is reasonably required by the Security Agent if the Security Agent transfers its rights and obligations under the Secured Documents wholly or partially to a third party. In particular, the Security Agent may require the Assignor to create new assignments over the Receivables in favour of the third party or another person designated by the Security Agent. To the extent that the Security Agent transfers its rights and obligations under the Secured Documents to a third party, the Security Agent may also transfer its rights and obligations under this Agreement, to which the Assignor hereby explicitly consents.

10	Notices and communication

Any notice and other communication made under or in connection with the matters contemplated by this Agreement, other than a notification under Clause 3 (Notification of assignments), must be made in the English language either in writing (by fax or letter), by electronic mail or attached as an electronic photocopy to electronic mail requiring confirmation of receipt either in writing or by electronic mail, respectively. Until a change of address has been notified to the other parties hereto in writing, any communication under this Agreement must be sent if directed to the Assignor, to:

c/o Westervoortsedijk 73 6827 AV Arnhem

The Netherlands

Tel.: +31 88 7500 300

E-mail: lenders@allego.eu

Att.:Chief Financial Officer

if directed to the Security Agent, to:

Société Générale

189 rue d’Aubervilliers

75886 Paris Cedex 18

Tel.: +33142141536/+33157296897

E-mail: frederic.le-roy@sgcib.com / florence.meilland@sgcib.com

Att.: Frédéric Le Roy / Florence Meilland

11	Miscellaneous

11.1	Interpretation

In case of doubt, the meaning of the German expressions used in this Agreement prevails over the meaning of the English expressions to which they relate.

11.2	Remedies cumulative

No failure or delay on the part of the Security Agent to exercise any power, right or remedy hereunder shall operate as a waiver thereof nor shall any single or any partial exercise of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

11.3	Partial invalidity

If any of the provisions of this Agreement is or becomes invalid or unenforceable in whole or in part for whatever reason, including a violation of any laws applicable to it, the validity of the other provisions hereof and any other Secured Document is not and shall not be affected. In the event of an invalid, unenforceable or impractical (wirtschaftlich unmöglich) provision, such provision shall be replaced by a valid, enforceable and practical provision or arrangement, that corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the parties’ economic aims pursued by and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision necessary to achieve the economic purpose expressed in this Agreement (Regelungslücke).

11.4	Conclusion of this Agreement (Vertragsschluss)

11.4.1

The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

11.4.2

If the parties to this Agreement choose to conclude this Agreement pursuant to Clause 11.4.1 above, they will transmit the signed signature page(s) of this Agreement to Linklaters LLP, attention to Michael Schnurr (by e-mail to Michael.Schnurr@linklaters.com) or Rosali Reindl (by e-mail to Rosali.Reindl@linklaters.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

11.4.3

For the purposes of this Clause 11.4 only, the parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

11.5	Changes

Changes, amendments and waivers of any provision of this Agreement including this Clause 11.5 (Changes) are only valid if made in writing, unless notarisation or another form is required by law. As written form an exchange of signed signature pages, transmitted by way of fax, computer fax or attached as an electronic photocopy to an electronic mail shall be sufficient. However, in the case of faxes, computer faxes or electronic photocopies attached to electronic mail, any party may require that any declaration made by fax, computer fax or electronic photocopy attached to electronic mail shall be confirmed by a letter or, in the event of the conclusion or the amendment of an agreement, that all parties sign an original copy of such agreement.

11.6	Governing law

11.6.1	This Agreement is governed by the laws of the Federal Republic of Germany.

11.6.2	Any non-contractual rights and obligations arising out of or in connection with this Agreement shall also be governed by the laws of the Federal Republic of Germany.

11.7	Jurisdiction

The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement; but excluding any dispute in relation to the existence, validity or enforceability of the Secured Claims).

Allego GmbH
Name:
Title:

The Security Agent

Socíété Générale
Name:
Title: